C2, INC.

                           1998 EQUITY INCENTIVE PLAN

Section 1. Purpose

     The purpose of the C2, Inc. 1998 Equity Incentive Plan, as amended (the "Plan"), is to promote the best interests of C2, Inc. (the "Company") and its shareholders by providing key employees of the Company and its Affiliates (as defined below) and members of the Company's Board of Directors who are not employees of the Company with an opportunity to acquire a, or increase their, proprietary interest in the Company. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success. Also, by encouraging stock ownership by non-employee directors, the Company seeks to attract and retain on its Board of Directors persons of exceptional competence and to furnish an added incentive for them to continue their association with the Company. It is intended that certain of the options issued pursuant to the Plan will constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options") and the remainder of the options issued under the Plan will constitute non-qualified stock options.

Section 2. Definitions

     As used in the Plan, the following terms shall have the respective meanings set forth below:

     (a) "Affiliate" shall mean any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company, including without limitation, all current or future subsidiaries of the Company.

     (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock or Performance Share granted under the Plan.

     (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

     (d) "Change in Control" will be deemed to have occurred if: (i) any entity not affiliated with the Company is or becomes the beneficial owner of securities of the Company representing at least 25% of the combined voting power of the Company's then outstanding securities; (ii) there is consummated any business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or any sale, lease, exchange or other

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transfer (in one transaction or a series of related transactions) of all, or substantially all, of the consolidated assets of the Company; or (iii) the shareholders of the Company approve any plan for the liquidation or dissolution of the Company.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (f) "Commission" shall mean the Securities and Exchange Commission.

     (g) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company (or any other committee thereof designated by such Board to administer the Plan); provided that the Committee shall be composed of not less than two directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of
Section 162(m) of the Code.

     (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     (i) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that the Fair Market Value of a Share on a particular date shall not be less than the average of the high and low sale prices per share for the Shares on the Nasdaq National Market (or such other national stock exchange or market upon which Shares are then listed or traded) on such date.

     (j) "Incentive Stock Option" shall mean an option granted under Section 5(b) of the Plan that is intended to meet the requirements of Section 422 of the Code (or any successor provision thereto).

     (k) "Initial Director" shall mean each Non-Employee Director serving as a director on March 4, 1999.

     (l) "Key Employee" shall mean any officer or other key employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth or profitability of the business of the Company or any Affiliate as determined by the Committee in its discretion.

     (m) "Non-Employee Directors" shall mean the then serving, elected or appointed directors of the Company who are not employees of the Company.

     (n) "Non-Qualified Stock Option" shall mean an option granted under Section 5(b) and Section 6(b) of the Plan that is not intended to be an Incentive Stock Option.

     (o) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

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     (p) "Participating Key Employee" shall mean a Key Employee designated to be granted an Award under the Plan.

     (q) "Performance Period" shall mean, in relation to Performance Shares, any period for which a performance goal or goals have been established.

     (r) "Performance Share" shall mean any right granted under Section 5(e) of the Plan that will be paid out as a Share (which, in specified circumstances, may be a Share of Restricted Stock).

     (s) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

     (t) "Released Securities" shall mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed or been waived.

     (u) "Restricted Securities" shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

     (v) "Restricted Stock" shall mean any Share granted under Section 5(d) of the Plan or, in specified circumstances, a Share paid in connection with a Performance Share under Section 5(e) of the Plan.

     (w) "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

     (x) "Shares" shall mean shares of common stock, $.01 par value, of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

     (y) "Stock Appreciation Right" shall mean any right granted under Section 5(c) of the Plan.

Section 3. Administration

     The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by those members of the Board of Directors of the Company who qualify as "non-employee directors" under Rule 16b-3 and who are "outside directors" within the meaning of Section 162(m) of the Code. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company any or all of the authority and responsibility of the Committee with respect to the Plan, other than with respect to Persons who are subject to Section 16 of the Exchange Act. Subject to the terms of the Plan and applicable laws and without limitation by reason of enumeration, the Committee shall have full discretionary power and authority to: (i) designate Participating Key Employees;

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(ii) determine the type or types of Awards to be granted to each Participating
Key Employee under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards granted to Participating Key Employees;
(iv) determine the terms and conditions of any Award granted to a Participating Key Employee; (v) determine whether, to what extent and under what circumstances Awards granted to Participating Key Employees may be settled or exercised in cash, Shares, other securities, other Awards or other property, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards and other amounts payable with respect to an Award granted to Participating Key Employees under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Grants of options to Non-Employee Directors under the Plan shall be automatic and the amount and the terms of such awards shall be determined in accordance with Section 6 hereof. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time or from time to time, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participating Key Employee, any Non-Employee Director, any holder or beneficiary of any Award, any shareholder and any employee of the Company or of any Affiliate.

Section 4. Shares Available for Award

     (a) Shares Available. Subject to adjustment as provided in Section 4(b):

          (i) Number of Shares Available. The number of Shares with respect to which Awards may be granted under the Plan shall be 620,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an Award otherwise terminates, expires or is cancelled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan.

          (ii) Limitation on Awards of Restricted Stock. The aggregate number of Shares with respect to which Awards of Restricted Stock may be granted under the Plan to all Participating Key Employees and Non-Employee Directors as a group shall not exceed 150,000 Shares (provided that such number of Shares is subject

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     to adjustment in accordance with the terms of Section 4(b) hereof) of the total number of Shares available for Awards under Section 4(a)(i).

          (iii) Accounting for Awards. The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

          (iv) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (b) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and
(iii) the grant, purchase or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code (or any successor provision thereto); and provided further that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

Section 5. Awards to Key Employees

     (a) Eligibility. Any Key Employee, including any executive officer or employee-director of the Company or of any Affiliate, who is not a member of the Committee shall be eligible to be designated a Participating Key Employee.

     (b) Option Awards to Key Employees. The Committee is hereby authorized to grant Options to Key Employees with the terms and conditions as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine in its discretion.

          (i) Exercise Price. The exercise price per Share of an Option granted pursuant to this Section 5 shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

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          (ii) Option Term. The term of each Option shall be fixed by the
     Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

          (iii) Exercisability and Method of Exercise. An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee. The Committee also shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other securities, other Awards, other property or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Option may be made or deemed to have been made.

          (iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code (or any successor provision thereto) and any regulations promulgated thereunder. Notwithstanding any provision in the Plan to the contrary, no Incentive Stock Option may be granted hereunder after the tenth anniversary of the adoption of the Plan by the Board of Directors of the Company.

     (c) Stock Appreciation Right Awards. The Committee is hereby authorized to grant Stock Appreciation Rights to Key Employees. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participating Key Employee will be paid in cash, Shares, other securities, other Awards, or other property or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee in its discretion. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate, including, without limitation, restricting the time of exercise of the Stock Appreciation Right to specified periods as may be necessary to satisfy the requirements of Rule 16b-3.

     (d) Restricted Stock Awards

          (i) Issuance. Subject to Section 4(a)(ii) hereof, the Committee is hereby authorized to grant Awards of Restricted Stock to Key Employees.

          (ii) Restrictions. Shares of Restricted Stock granted to Participating Key Employees shall be subject to such restrictions as the Committee may impose in its discretion (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which

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     restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate in its discretion.

          (iii) Registration. Any Restricted Stock granted under the Plan to a Participating Key Employee may be evidenced in such manner as the Committee may deem appropriate in its discretion, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participating Key Employee, such certificate shall be registered in the name of the Participating Key Employee and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock.

          (iv) Payment of Restricted Stock. At the end of the applicable restriction period relating to Restricted Stock granted to a Participating Key Employee, one or more stock certificates for the appropriate number of Shares, free of restrictions imposed under the Plan, shall be delivered to the Participating Key Employee or, if the Participating Key Employee received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

          (v) Forfeiture. Except as otherwise determined by the Committee in its discretion, upon termination of employment of a Participating Key Employee (as determined under criteria established by the Committee in its discretion) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participating Key Employee; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participating Key Employee.

     (e) Performance Share Awards

          (i) Issuance. The Committee is hereby authorized to grant Awards of Performance Shares to Key Employees.

          (ii) Performance Goals and Other Terms. The Committee shall determine in its discretion, the Performance Period, the performance goal or goals (and the performance level or levels related thereto) to be achieved during any performance period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares of restricted stock received upon payment of performance shares if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance shares. The Committee may select from various performance goals, including return on equity, return on investment, return on net assets, economic value added, earnings from operations, pre-tax profits, net earnings, net earnings per share, working capital as a percent of net sales, net cash provided by operating activities, market price for the Common Stock and total

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     shareholder return. In conjunction with selecting the applicable performance goal or goals, the Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) which must be achieved with respect to the goal or goals in order for the performance shares to be earned by the key employee.

          (iii) Rights and Benefits During the Performance Period. The Committee may provide that, during a Performance Period, a Participating Key Employee shall be paid cash amounts, with respect to each Performance Share held by such Participating Key Employee, in the same manner, at the same time, and in the same amount paid, as a cash dividend on a Share. Participating Key Employees shall have no voting rights with respect to Performance Shares held by them.

          (iv) Adjustments with Respect to Performance Shares. Any other provision of the Plan to the contrary notwithstanding, the Committee may in its discretion at any time or from time to time adjust performance goals (up or down) and minimum or full performance levels (and any intermediate levels and proportion of payments related thereto), adjust the manner in which performance goals are measured, or shorten any Performance Period or waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock issued in payment of Performance Shares, if the Committee determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions by the Company or its Affiliates, or the occurrence of other unusual, unforeseen or extraordinary events, so warrant.

          (v) Payment of Performance Shares. As soon as is reasonably practicable following the end of the applicable Performance Period, one or more certificates representing the number of Shares equal to the number of Performance Shares payable shall be registered in the name of and delivered to the Participating Key Employee; provided, however, that any Shares of Restricted Stock payable in connection with Performance Shares shall, pending the expiration, lapse, or waiver of the applicable restrictions, be evidenced in the manner as set forth in Section 5(d)(iii) hereof.

     (f) General

          (i) No Consideration for Awards. Awards shall be granted to Participating Key Employees for no cash consideration unless otherwise determined by the Committee.

          (ii) Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

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          (iii) Awards May Be Granted Separately or Together. Awards to
     Participating Key Employees under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to, or in tandem with, other Awards, or in addition to, or in tandem with, awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (iv) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award to a Participating Key Employee may be made in such form or forms as the Committee shall determine, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee in its discretion. Such rules and procedures may include, without limitation, provisions for the payment or crediting of interest on installment or deferred payments.

          (v) Limits on Transfer of Awards. No Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participating Key Employee otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participating Key Employee at the discretion of the Committee may be entitled, in the manner established by the Committee, to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participating Key Employee. Each Award, and each right under any Award, shall be exercisable, during the lifetime of the Participating Key Employee only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (vi) Term of Awards. Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

          (vii) Rule 16b-3 Six-Month Limitations. To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any derivative security issued pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability of the holder thereof. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

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          (viii) Share Certificates; Representation. In addition to the restrictions imposed pursuant to Section 5(c) and Section 5(d) hereof, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Commission, the Nasdaq National Market or any other stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participating Key Employee or other Person who acquires Shares under the Plan by means of an Award originally made to a Participating Key Employee to represent to the Company in writing that such Participating Key Employee or other Person is acquiring the Shares without a view to the distribution thereof.

Section 6. Automatic Awards to Non-Employee Directors

     (a) Options to Non-Employee Directors. The Company shall automatically grant Non-Qualified Stock Options to Non-Employee Directors on the terms and conditions as set forth below:

          (i) Grant of Options. On March 4, 1999, each Initial Director shall be granted automatically Non-Qualified Stock Options to purchase 12,000 Shares.

          (ii) Exercise Price. The exercise price per Share of an Option granted pursuant to this Section 6(b) shall be equal to the initial public offering price per Share (without deduction for underwriting discounts or commissions).

          (iii) Option Term. The term of each Option shall end on the sooner to occur of five years from the date of its grant or one year from the date the Non-Employee Director ceases to be a Non-Employee Director for any reason.

          (iv) Vesting. Each initial grant of Non-Qualified Stock Options to Non-Employee Directors hereunder (whether on March 4, 1999 or thereafter upon a Non-Employee Director's initial election or appointment to the Board) will vest ratably over an approximate five-year period; provided that, the Non-Employee Director continues to serve as a member of the Board of Directors at the end of each vesting period with respect to the increment then vesting. Notwithstanding the aforementioned vesting provisions, all outstanding Non-Qualified Stock Options granted to a Non-Employee Director under the Plan will vest immediately and in full upon a Change in Control or the death or disability of such Non-Employee Director, provided, that the Non-Employee Director continues to serve as a member of the Board of Directors on the date of such occurrence.

          (v) Exercisability and Method of Exercise. Non-Qualified Stock Options granted to Non-Employee Directors shall be exercisable during their term subject only to the vesting provisions above and the termination provisions below. The

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     Committee may determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other securities, other property or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Non-Qualified Stock Option granted to a Non-Employee Director may be made or deemed to have been made.

          (vi) Termination of Options. Unexercised Non-Qualified Stock Options granted to Non-Employee Directors shall terminate on the earlier of: (i) five years after the date of grant or (ii) one year after the Non-Employee Director ceases to be a Non-Employee Director for any reason.

          (vii) Sunset of Automatic Option Grants. Notwithstanding anything in the Plan to the contrary, no Non-Qualified Stock Options shall be granted to Non-Employee Directors under this Section 6(a) after December 31, 2002.

     (b) Restricted Stock to Non-Employee Directors. Subject to Section 4(a)(ii) hereof, the Company shall automatically grant Restricted Stock to Non-Employee Directors on the terms and conditions as set forth below:

          (i) Annual Grant of Restricted Stock to Non-Employee Directors. Each Non-Employee Director (if he or she continues to serve in such capacity) shall, on the day of the annual meeting of shareholders in each year during the time the Plan is in effect, automatically be granted an Award of Restricted Stock in such number of Shares equal to the quotient (rounded to the nearest whole number) obtained by dividing (A) $25,000 by (B) the average of the closing prices per Share on the Nasdaq National Market (or such other national stock exchange or market upon which Shares are then listed or traded) during the twenty (20) trading day period immediately preceding the date of the annual meeting.

          (ii) Restrictions. Shares of Restricted Stock granted to Non-Employee Directors pursuant to Section 6(b)(i) shall be subject to such restrictions as the Committee may impose in its discretion (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions shall lapse on the earlier to occur of: (a) the fifth anniversary of the date on which the Restricted Stock is granted to a Non-Employee Director, (b) the death of the Non-Employee Director, (c) the disability or other medical hardship of the Non-Employee Director, as determined by the Board of Directors, or (d) the occurrence of a Change in Control.

          (iii) Registration. Any Restricted Stock granted under the Plan to a Non-Employee Director may be evidenced in such manner as the Committee may deem appropriate in its discretion, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Non-Employee Director, such certificate shall be registered in the name of the Non-Employee Director

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     and shall bear an appropriate legend (as determined by the Committee)
     referring to the terms, conditions and restrictions applicable to such Restricted Stock.

          (iv) Payment of Restricted Stock. At the end of the applicable restriction period relating to Restricted Stock granted to a Non-Employee Director, one or more stock certificates for the appropriate number of Shares, free of restrictions imposed under the Plan, shall be delivered to the Non-Employee Director or, if the Non-Employee Director received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

          (v) Forfeiture. If a Non-Employee Director fails to continue to serve in the capacity of a Non-Employee Director for any reason during the applicable restriction period of any Award of Restricted Stock granted pursuant to Section 6(b)(i), all Shares of Restricted Stock still subject to restriction shall be forfeited by the Non-Employee Director, except in the event that a Non-Employee Director's failure to continue to serve in such capacity results from (a) the death of the Non-Employee Director, (b) the disability or other medical hardship of the Non-Employee Director, as determined by the Board of Directors, or (c) the occurrence of a Change in Control, in any such case all restrictions on Restricted Stock granted to such Non-Employee Directors pursuant to Section 6(b)(i) shall lapse in accordance with Section 6(b)(ii).

     (c) General

          (i) No Consideration for Granting Options. Non-Qualified Stock Options and Restricted Stock shall be granted to Non-Employee Directors for no cash consideration unless otherwise determined by the Committee.

          (ii) Agreements. Awards of Options and Restricted Stock granted Non-Employee Directors under Section 6 of the Plan shall be evidenced by agreements in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

          (iii) Limits on Transfer of Options. No Non-Qualified Stock Options or Restricted Stock granted under Section 6 and no right under any such Option or Restricted Stock shall be assignable, alienable, saleable or transferable by a Non-Employee Director otherwise than by will or by the laws of descent and distribution; provided, however, that a Non-Employee Director at the discretion of the Committee may be entitled, in the manner established by the Committee, to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Option or Restricted Stock upon the death of the Non-Employee Director. Failing any designation, the Non-Employee Director's personal representative may exercise such rights and receive such property. Each Non-Qualified Stock Option granted under Section 6(a) hereof, and each right under any such Option, shall be exercisable, during the lifetime of the Non-Employee Director, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative. No Non-Qualified Stock Option or Restricted Stock granted under

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     Section 6 hereof, and no right under any such Option or Restricted Stock, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (iv) Rule 16b-3 Six-Month Limitations. To the extent required in order to comply with Rule 16b-3 only, any Shares issued to a Non-Employee Director pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any Option issued to a Non-Employee Director pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability of the holder thereof. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

          (v) Share Certificates; Representation. All certificates for Shares delivered to a Non-Employee Director under the Plan pursuant to the exercise of an Option or an Award of Restricted Stock granted thereto shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Commission, the Nasdaq National Market or any other stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require any Non-Employee Director who acquires Shares by exercising an Option or an Award of Restricted Stock granted under the Plan to represent to the Company in writing that such Non-Employee Director is acquiring the Shares without a view to the distribution thereof.

Section 7. Amendment and Termination of the Plan; Correction of Defects and
           Omissions

     (a) Amendments to and Termination of the Plan. The Board of Directors of the Company may at any time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that shareholder approval of any amendment of the Plan shall also be obtained if otherwise required by: (i) the rules and/or regulations promulgated under Section 16 of the Exchange Act (in order for the Plan to remain qualified under Rule 16b-3); (ii) the Code or any rules promulgated thereunder (in order to allow for Incentive Stock Options to be granted under the Plan); or (iii) the listing requirements of the Nasdaq National Market or any other principal securities exchange or market on which the Shares are then traded (in order to maintain the listing of the Shares thereon). Termination of the Plan shall not affect the rights of Participating Key Employees or Non-Employee Directors with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

     (b) Correction of Defects, Omissions and Inconsistencies. The Committee may in its discretion correct any defect, supply any omission or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. General Provisions

     (a) No Rights to Awards. No Key Employee, Participating Key Employee, Non-Employee Director or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participating Key Employees or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participating Key Employee.

     (b) Withholding. No later than the date as of which an amount first becomes includable in the gross income of a Participating Key Employee for federal income tax purposes with respect to any Award under the Plan, the Participating Key Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards to Participating Key Employees under the Plan may be settled with Shares previously owned by the Participating Key Employee; provided, however, that the Participating Key Employee may not settle such obligations with Shares that are part of, or are received upon exercise of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participating Key Employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares, including, without limitation, the establishment of such procedures as may be necessary to satisfy the requirements of Rule 16b-3.

     (c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     (d) Rights and Status of Recipients of Awards. The grant of an Award shall not be construed as giving a Participating Key Employee the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participating Key Employee from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. Except for rights accorded under the Plan and under any applicable Award Agreement, Participating Key Employees shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

     (e) Unfunded Status of the Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or the Committee and any Participating Key Employee, Non-Employee Director or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

     (f) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Wisconsin and applicable federal law.

     (g) Severability. If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

     (h) No Fractional Shares. No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated or otherwise eliminated.

     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9. Effective Date of the Plan

     The Plan shall be effective on March 4, 1999, and all Awards granted under the Plan prior to the date of effectiveness shall be subject to such effectiveness and the effective date of such Award grants shall be deemed to be the date of such effectiveness of the Plan.

Section 10. Term of the Plan

     No Award shall be granted under the Plan following the tenth anniversary of its effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date and, to the extent set forth in the Plan, the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.


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